UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                                          Commission File Number 333-122759-01
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                         USAA Auto Owner Trust 2005-1
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            (Exact name of registrant as specified in its charter)

                               One Rodney Square
                          920 King Street, 1st Floor
                      Wilmington, DE 19801 (201) 498-0626
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

3.0272% Class A-1 Asset Backed Trust Notes, 3.55% Class A-2 Asset Backed Trust
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    Notes, 3.90% Class A-3 Asset Backed Trust Notes, 4.13% Class A-4 Asset
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       Backed Trust Notes, 4.56% Class B Asset Backed Trust Certificates
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]     Rule 12h-3(b)(1)(ii) [ ]

          Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i)  [ ]

          Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii) [ ]

          Rule 12g-4(a)(2)(ii) [ ]     Rule 15d-6           [X]

          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of January 1, 2006: 64

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this notice to be signed on its behalf by the undersigned duly authorized person.



DATE:   April 12, 2006                 BY:  /s/ Michael J. Broker
                                            ----------------------------

                                              Michael J. Broker
                                              Vice President


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